Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Maxar Technologies Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Maxar Technologies Inc. of our reports dated March 2, 2020, with respect to the consolidated balance sheets of Maxar Technologies Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

Our report on the consolidated financial statements as of December 31, 2019, includes an explanatory paragraph related to the Company’s change in its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842) which together with subsequent amendments is included in ASC 842, Leases.

/s/ KPMG LLP

Denver, Colorado
May 11, 2020